EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES DECEMBER CASH DISTRIBUTION

Dallas, Texas, December 20, 2013 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Hugoton Royalty Trust (NYSE – HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.055179 per unit, payable on January 15, 2014, to unitholders of record on December 31, 2013. The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in October.

	Underlying Gas Sales
	Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf
Current Month Distribution	1,541,000	50,000	$3.89
Prior Month Distribution	1,563,000	52,000	$3.88

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $600,000, production expense of $1,800,000 and overhead of $1,001,000 in determining the royalty payment to the Trust for the current month.

Arbitration Proceedings – XTO Energy

Regarding the $37 million settlement reached by XTO Energy on the Fankhouser v. XTO Energy, Inc. litigation, XTO Energy notified the trustee with the September 2012 distribution that it charged the trust $28.5 million of the settlement, of which $23.4 million affected the net proceeds from Oklahoma and $5.1 million affected the net proceeds from Kansas. Based on recent revenue and expense levels, XTO Energy has advised the trustee that it expects the settlement deductions, if deemed allowed by the arbitrators, to cause costs to exceed revenues for approximately 12 months on properties underlying the Oklahoma net profits interests and approximately 7 years on properties underlying the Kansas net profits interests; however, changes in oil or natural gas prices or expenses could cause the time period to increase or decrease, correspondingly.

As mentioned in the third quarter Form 10-Q filed on November 12, 2013, the trustee disagrees with XTO Energy that all or any portion of the settlement should be deducted from Trust revenues, and the dispute is being arbitrated. The arbitration hearing was held as scheduled on November 12 through November 14, 2013 in Fort Worth, Texas before a three member panel of arbitrators (the “Tribunal”). The Tribunal will issue a decision sometime after the hearing at its own discretion. Based on the trustee’s request, the Tribunal ordered that pending the issuance of a final award or further order of the Tribunal, XTO Energy should not treat any costs or expenses associated with the Fankhouser settlement as chargeable against the trust’s net profit interest under the conveyances. The Tribunal denied the trustee’s request for an interim order directing XTO Energy to pay the trust the amounts offset against the trust’s September and October 2012 distributions on the basis of the Fankhouser litigation. Based on this decision, deductions associated with the Fankhouser settlement were suspended starting in November 2012.

Arbitration Proceedings—Goebel

On August 12, 2013, a demand for arbitration styled Sandra G. Goebel vs. XTO Energy, Inc., Timberland Gathering & Processing Company, Inc. and Bank of America, N.A. was filed with the American Arbitration Association. The claimant, Sandra Goebel, is a unitholder in the trust and alleges that XTO Energy breached the conveyances by misappropriating funds from the trust by failing to modify its existing sales contracts with its affiliate Timberland Gathering & Processing Company, Inc. (“Timberland”). Goebel alleges that these contracts do not currently reflect ‘market rate’ terms, and that XTO had a duty to renegotiate the contracts to obtain more favorable terms. The claimant further alleges that Bank of America breached its fiduciary duty by acquiescing to and facilitating XTO Energy’s alleged self-dealing and concealing information from unitholders that would have revealed XTO Energy’s breaches. The claim also alleges aiding and abetting breach of fiduciary duty by XTO Energy, and disgorgement and unjust enrichment by Timberland. The claimant seeks from the respondents damages of an estimated $59.6 million for alleged royalty underpayments, plus exemplary damages, an accounting by XTO Energy, a declaration, costs, reasonable attorneys’ fees, and prejudgment and postjudgment interest. Goebel purports to sue on behalf of and for the benefit of the Hugoton Royalty Trust. The trustee filed a response to the arbitration demand denying any liability arising out of the claimant’s allegations and objecting to the arbitrability of Goebel’s claims against the trustee. The trustee intends to vigorously defend against the allegations. The terms of the Trust indenture provide that Bank of America shall be indemnified by the trust and shall have no liability, other than for fraud, gross negligence or acts or omissions in bad faith as adjudicated by final nonappealable judgment of a court of competent jurisdiction.

Harold Lamb v. Bank of America and XTO Energy Inc.

On September 12, 2012, a lawsuit was filed against Bank of America as trustee and XTO Energy styled Harold Lamb v. Bank of America and XTO Energy Inc., in the U.S. District Court—Western District of Oklahoma. The plaintiff, Harold Lamb, is a unitholder in the trust and alleges that XTO Energy failed to properly pay and account to the trust under the terms of the net overriding royalty conveyance on certain Kansas and Oklahoma properties and that Bank of America, as trustee, failed to properly oversee such payment and accounting by XTO Energy. Additionally, the plaintiff alleges that Bank of America and XTO Energy have breached a fiduciary duty to the trust based on the allegations found in the Fankhouser class action discussed above. The plaintiffs are seeking unspecified amounts for actual/compensatory damages, punitive damages, disgorgement and injunctive relief. Subsequently, the plaintiff dismissed Bank of America from the lawsuit. The court granted XTO Energy’s motion to transfer venue and has transferred the case to the U.S. District Court for the Northern District of Texas. The Court granted XTO’s motion to dismiss and dismissed the case citing the plaintiff’s failure to make a sufficient pre-suit demand on the trustee. Subsequent to the dismissal, attorneys for Mr. Lamb sent a letter to the trustee demanding that the trustee initiate proceedings against XTO Energy.

Reserves

As previously disclosed, the trustee reserved a total of $900,000 from trust distributions to help fund potential legal and other expenses relating to the XTO Energy arbitration. As of September 2013, the reserve had been fully depleted in connection with such expenses. Any additional expenses relating to this arbitration will be deducted as administrative expense when incurred, however a future reserve may be established to accommodate payment of these expenses as needed. Additionally, the trustee anticipates that the trust will incur additional legal and other expenses in connection with the Goebel arbitration. As a result, the trustee intends to reserve an additional $1.6 million from trust distributions, which it currently anticipates taking over a period of four months beginning with the September 2013 distribution. The current month’s distribution reflects a deduction of $400,000 in connection with such reserve. At this time, a reserve has not been set for the Lamb litigation because it is unknown whether Mr. Lamb will also name the trustee as a defendant in any re-filed lawsuit.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs, the outcome of litigation, and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the trust’s Annual Report on Form 10-K for the year ended December 31, 2012.

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Contact:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee (Toll Free) 877-228-5083